Exhibit 4.14

Exclusive Call Option Agreement

This Exclusive Call Option Agreement (hereinafter referred to as this “Agreement”) is executed by and among the following parties on May 31, 2019 in Beijing, PRC:

Party A:	Beijing Sangu Maolu Information Technology Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws under the address of 1011A33, 9F, Yard 1, No. 32 Xizhimen North Avenue, Haidian District, Beijing

Party B:	Party B1: Li Mingyou, a Chinese citizen, ID card number: ******; Party B2: Du Xingyu, a Chinese citizen, ID card number: ****** and

Party C:	Shenzhen Drive New Media Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws under the address of 31F, Dachong International Center, 39 Tonggu Road, Yuehai Street, Nanshan District, Shenzhen

In this Agreement, Party A, Party B and Party C are hereinafter each referred to as a “Party” and collectively referred to as the “Parties”.

Whereas: Party B holds 100% of the equity interests in Party C;

Now the Parties enter into the following agreement through negotiation:

1.	Sale and Purchase of Equity and Asset

1.1	Grant of right

1.1.1	Each of Party B hereby irrevocably grants Party A an irrevocable exclusive right (the “Purchasing Right for Equity”) to purchase or designate a person or persons (each referred to as a “Designated Person of Shares”) to purchase at any time from either party of Party B all or part of the equity held by it in Party C at one time or multiple times by steps decided by Party A at its own discretion at the price stated in Article 1.3 hereof, to the extent permitted by laws of the People’s Republic of China (“PRC”). No one other than Party A and the Designated Persons of Shares may enjoy the Purchasing Right for Equity or other rights in relation to Party B’s equity. Party C hereby agrees that Party B grants Purchasing Right for Equity to Party A. The term “Person” referred to in this clause and this Agreement means an individual, company, joint venture, partnership, enterprise, trust or non-corporate organization.

1.1.2	Party C hereby irrevocably grants Party A an irrevocable exclusive right (“Purchasing Right for Asset”) to purchase or designate a person or persons (“Designated Person of Asset”, and collectively referred to as “Designated Person” together with Designated Person of Equity) to purchase at any time from Party B all or part of the assets held by it in Party C at one time or multiple times by steps decided by Party A at its own discretion at the price stated in Article 1.3 hereof, to the extent permitted by laws of PRC. No one other than Party A and the Designated Persons of Asset may enjoy the purchasing right or other rights in relation to Party C’s asset. Party B agrees that Party C shall grant Party A the right to purchase such assets in accordance with provisions hereof.

1.2	Exercising steps

Subject to the terms and conditions of this Agreement, Party A has absolute discretion to determine the specific time, method and frequency for it to exercise the rights where permitted by laws of PRC.

Party A shall exercise its Purchasing Right for Equity in compliance with the provisions of PRC laws and regulations. To exercise its purchasing right, Party A shall notify Party B in writing (the “Purchase Notice”), specifying the following matters: (a) Party A’s decision on the exercise of the purchasing right; (b) the equity shares Party A intends to purchase from Party B (the “Purchased Equity”); and (c) the date to purchase/transfer the Purchased Equity.

Party A shall exercise its Purchasing Right for Asset in compliance with the provisions of PRC laws and regulations. To exercise its purchasing right, Party A shall notify Party C in writing (the “Asset Purchase Notice”), specifying the following matters: (a) Party A’s decision on the exercise of the purchasing right; (b) the asset Party A intends to purchase from Party C (the “Purchased Asset”); and (c) the date to purchase/transfer the Purchased Asset.

When Party A exercises the Purchasing Right for Equity or Purchasing Right for Asset, Party A can not only transfer the Purchased Equity or Purchased Asset on its own, but also designate the Purchased Equity or Purchased Asset to be wholly or partly transferred to the Designated Person.

1.3	Purchase price of equity and asset

1.3.1	Regarding the Purchased Equity, the purchase price of the purchased equity (“Purchase Price of Equity”) shall be RMB 1.00, unless laws or regulations of PRC require the appraisal at the time when Party A exercises the rights; where the minimum price allowed by laws of PRC is then higher than the aforesaid price, the minimum price allowed by the laws shall prevail. Where Party B obtains a transfer price higher than RMB 1.00 for the Purchased Equity held by Party B, or receives any form of profit distribution, interests, bonuses or dividends from Party C, Party B agrees that Party A has the right to obtain the above-mentioned gains of more than RMB 1.00 to the extent that laws of PRC are not violated. Party B shall instruct relevant transferee or Party C to pay such proceeds to the bank account designated by Party A.

1.3.2	Regarding the Purchasing Right for Asset, the purchase price of the Purchased Asset (“Purchase Price of Asset”) shall be the net book value of the purchased asset, unless laws of PRC require the assessment at the time when Party A exercises such right; where the minimum price allowed by laws of PRC is then higher than the aforesaid net book value, the minimum price allowed by the PRC laws shall prevail.

1.4	Transfer of the purchased equity and asset

Each time Party A exercises its Purchasing Right for Equity or Purchasing Right for Asset:

1.4.1	Party B and Party C shall cause party C to hold in a timely manner a shareholders’ meeting and/or a board meeting (whichever is applicable), in which a resolution on approval of the transfer by Party B of the equity to Party A and/or the Designated Person of Shares, or on approval of the transfer by Party C of the asset to Party A and/or the Designated Person;

1.4.2	Party B or Party C (whichever is applicable) shall execute an equity transfer agreement or an asset transfer agreement (collectively referred to as the “Transfer Contract”) for each transfer with Party A and/or (whichever is applicable) the Designated Person in accordance with the provisions hereof and the corresponding purchase notice.

1.4.3	Relevant parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permissions, and take all necessary actions to transfer the good title of the Purchased Equity or Purchased Asset to Party A and/or the Designated Persons (whichever is applicable) without any Security Interest thereon, and cause Party A and/or the Designated Persons to become the registered owner of the Purchased Equity or Purchased Asset (if needed). For the purpose of this clause and this Agreement, “Security Interest” includes guarantees, mortgages, pledge, lien, claim, third party rights or interests, any share options, acquisition rights, preemptive rights, setoff rights, retention of title or other guarantee arrangements; provided that for the purpose of clarity, any security interest incurred under this Agreement and Party B’s Equity Pledge Agreement are excluded. "Party B’s Equity Pledge Agreement" referred to in this clause and this Agreement means the Equity Pledge Agreement executed by Party A, Party B and Party C on the date of execution hereof, according to which Party B pledge all of its equity in Party C to Party A in order to ensure that Party B and/or Party C can perform their obligations under this Agreement, the Exclusive Business Cooperation Agreement and other relevant transaction documents executed by them with Party A.

2.	Undertakings

2.1	Undertakings in relation to Party C

Party B (as Party C’s shareholders) and Party C hereby undertake that:

2.1.1	Without the prior written consent of Party A, they may not by any means supplement, change or amend Party C’s articles of association and rules and regulations, increase or decrease its registered capital, or in other ways change the structure of its registered capital;

2.1.2	They shall maintain the existence of the company and prudently and effectively operate its business and handle its affairs in accordance with good financial and business standards and practices;

2.1.3	Without the prior written consent of Party A, they shall not sell, transfer, mortgage, pledge or by any other means dispose of any legal or beneficial interest in Party C’s equity, assets, business or income or have the same encumbered with any Security Interest at any time from the date of execution hereof;

2.1.4	Without the prior written consent of Party A, no debt shall be incurred, inherited, guaranteed or allowed to exist, except for: (i) debts arising from the normal course of business rather than the obtaining of loans, and (ii) debts that have been disclosed to and approved in writing by Party A;

2.1.5	They ensure that they operate all of Party C’s businesses during normal course of business, so as to maintain the value of Party C’s assets, and refrain from any act/omission that may affect its business status and asset value;

2.1.6	Without the prior written consent of Party A, Party C may not be urged to execute any material contract, except for those executed during normal course of business (for the purpose of this paragraph, a contract will be deemed as a material one if its value exceeds RMB 100,000);

2.1.7	Without the prior written consent of Party A, Party C may not be urged to provide any loan, credit, guarantee or warranty for anyone;

2.1.8	They shall provide all materials in relation to Party C’s operation and financial conditions for Party A at the request of Party A;

2.1.9	They shall, if any request is made by Party A, take out and hold insurance in relation to Party C’s assets and business from an insurance company approved by Party A, the amount of and the risks covered by which shall be in line with that of and those covered by the insurance purchased by companies engaged in similar business;

2.1.10	Without the prior written consent of Party A, Party C may not be urged or permitted to merge or consolidate with anyone or acquire or invest in anyone or be acquired or invested by anyone;

2.1.11	Without the prior written consent of Party A, Party C may not be liquidated, dissolved or deregistered;

2.1.12	They shall forthwith notify Party A of any litigation, arbitration or administrative procedure that arose or may arise in relation to Party C’s assets, business or income;

2.1.13	They shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or make necessary and appropriate defense against all claims, so as to maintain Party C’s title to all of its assets;

2.1.14	Without the prior written consent of Party A, they shall ensure that Party C may not by any means distribute any profits, dividends or bonuses to its shareholders, provided that once requested by Party A in writing, Party C shall forthwith distribute all distributable profits, dividends and bonuses to its shareholders;

2.1.15	At the request of Party A, they shall appoint any personnel designated by Party A to serve as Party C’s director, supervisor or executive who shall be appointed and/or dismissed by Party B;

2.1.16	Party A shall be informed in a timely manner of any situation that may have a materially adverse effect on Party C's existence, business operation, financial status, assets or goodwill, and all measures approved by Party A shall be taken in a timely manner to eliminate such adverse conditions or take effective remedial measures; and

2.1.17	At the request of Party A at any time, Party C shall immediately and unconditionally transfer the purchased asset to Party A and/or the Designated Person in accordance with purchasing right for asset hereof.

2.2	Party B’s undertakings Party B hereby undertakes that:

2.2.1	Without the prior written consent of Party A, it may not sell, transfer, mortgage, pledge or by any other means dispose of any legal or beneficial interest in the equity of Party C owned by it, or have the same encumbered with any Security Interest, except for pledge of such equity under Party B’s Equity Pledge Agreement;

2.2.2	Party B shall procure that Party C’s board of shareholders and/or board of directors will not approve without the prior written consent of Party A any sale, transfer, mortgage, pledge or disposition in any other way of any legal or beneficial interest in the equity of Party C owned by Party B, or have the same encumbered with any Security Interest, except for pledge of such equity under Party B’s Equity Pledge Agreement;

2.2.3	Without the prior written consent of Party A, Party B shall procure that Party C’s board of shareholders or board of directors will not approve any merger or consolidation with anyone, or any acquisition of or investment in anyone, or any acquisition by or investment from anyone;

2.24	Party B shall forthwith notify Party A of any litigation, arbitration or administrative procedure that arose or may arise in relation to equity or asset of Party C owned by it;

2.2.5	Party B shall procure that Party C’s board of shareholders or board of directors will vote on its approval for the transfer of the Purchased Equity or Purchased Asset hereunder and take any and all other actions that may be requested by Party A;

2.2.6	Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions, file all necessary or appropriate complaints, or make necessary and appropriate defense against all claims, so as to maintain its title to the equity of Party C;

2.2.7	At the request of Party A, Party B shall appoint any personnel designated by Party A to serve as Party C’s director;

2.2.8	At the request of Party A at any time, Party B shall forthwith and unconditionally transfer its equity in Party C to Party A and/the Designated Person of Shares based on the purchasing right hereunder, and Party B hereby waives its preemptive right (if any) to transfer of Party C’s equity by other shareholders of Party C; and

2.2.9	Party B shall strictly comply with the provisions of this Agreement and other contracts executed by Party B and Party C jointly or separately with Party A, perform its obligations thereunder, and not engage in any act/omission that may affect the validity and enforceability thereof. Where Party B owns any residual right to the equity under this Agreement, the Party B’s Equity Pledge Agreement executed by the Parties hereto, or the Powers of Attorney Agreement granted with Party A as the beneficiary, unless as instructed by Party A in writing, Party B may not exercise such right.

3.	Representations and Warranties

Party B and Party C hereby jointly and separately represent and warrant to Party A on the date of execution hereof and each date of transfer of the purchased equity and asset as follows:

3.1	They have complete and independent legal status and legal ability to sign, deliver and perform this Agreement, and can act as the subject of a lawsuit independently. Furthermore, they are authorized to execute and deliver this Agreement and any Transfer Contract and perform their obligations thereunder. They agree to execute a Transfer Contract in line with the terms hereof at the time when Party A or its Designated Person exercises its Purchasing Right for Equity or Purchasing Right for Asset. This Agreement and Transfer Contracts to which they are a party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the terms thereof;

3.2	Neither the execution and delivery of nor the obligations under this Agreement or any Transfer Contract shall: (i) result in any violation of any applicable PRC laws; (ii) conflict with the articles of association, rules and regulations or other organizational documents of Party C; (iii) result in violation of or constitute any breach of contract under any contract or instrument to which they are a party or which is binding upon them; (iv) result in any violation of any condition for the grant and/or continued validity of any license or permit issued to either of them; or (v) result in the suspension or revocation of or additional conditions for any license or permit issued to either of them;

3.3	Party B owns good and merchantable title to the equity held by it in Party C, and has not encumbered the same with any Security Interest other than those under the Party B’s Equity Pledge Agreement.

3.4	Party C owns good and merchantable title to all of its assets, and has not encumbered the aforesaid assets with any Security Interest;

3.5	Party C does not have any outstanding debt, except for (i) debts arising from the normal course of business, and (ii) debts that have been disclosed to and approved in writing by Party A;

3.6	There is no pending or threatened litigation, arbitration or administrative procedure in relation to Party C or its equity or assets.

3.7	Apart from the registration for equity pledge in administration authority of industry and commerce management in accordance with provisions specified in Party B’s Equity Pledge Agreement, no consent, permission, waiver and authorization from a third party or approval, permit, exemption from any governmental agencies or registration and filing procedures in any governmental agencies is required for the execution and performance of this Agreement and granting and exercising purchasing right for equity or asset hereof.

4.	Date of Effectiveness

This Agreement shall take effect as of the date of execution hereof by the Parties with a term of 10 years, and Party A is entitled to extend the term. If Party A decides to extend the term, the extended term of validity shall be determined by Party A, and Party B and Party C shall unconditionally accept such extended term of validity.

5.	Applicable Laws and Dispute Settlement

5.1.	Applicable laws

The execution, effectiveness, interpretation, performance, modification and termination hereof and the settlement of disputes hereunder shall be governed by laws of PRC.

5.2.	Settlement of disputes

Any dispute arising from the interpretation and performance hereof shall be settled by the Parties through friendly negotiation first. Where the Parties fail to reach any agreement on the settlement of such dispute within 30 days after a request for settlement of the dispute through negotiation is made by any Party to the other Parties, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for settlement in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding upon the Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration taxes, expenses and fees incurred by or imposed on such Party in accordance with PRC laws with respect to the preparation and execution of this Agreement and Transfer Contracts and the completion of the transactions thereunder.

Regardless of the contrary, where the taxation authority considers that the Purchase Price of Equity or Purchase Price of Asset is not a reasonable transfer price and adjusts the tax base, Party B (applicable to the case where Party A exercises the Purchasing Right for Equity) or Party C (applicable to the case where Party A exercises the Purchasing Right for Asset) shall bear the additional taxes.

7.	Notice

7.1	All notices and other communications to be sent as required or permitted hereunder shall be sent by personal delivery or postage prepaid registered mail, commercial courier service or fax to the following address of the receiving Party. For each notice, a confirmation letter shall be sent via email. Such notice shall be deemed effectively delivered on:

7.1.1	the date of delivery or rejection at the designated receiving address, if sent by personal delivery, courier service or postage prepaid registered mail.

7.1.2	the date of successful transmission (evidenced by an automatically generated message confirming the transmission), if sent by fax.

7.2	Any Party may change at any time its address for the receipt of notices by notifying the other Parties in accordance with the terms of this clause.

8.	Confidentiality Liability

The Parties acknowledge that any oral or written information exchanged in respect hereof shall be confidential information. Each Party shall keep confidential all such information and, without the written consent of the other Parties, may not disclose to any third party any relevant information, unless: (a) the public is or will be aware of such information (which is not caused by any disclosure by the receiving Party to the public); (b) such information shall be disclosed as required by applicable laws or the rules or provisions of any securities exchange; (c) any Party is required to disclose such information to its legal consultant or financial consultant with respect to any transaction provided for hereunder, and such legal consultant or financial consultant is also required to be bound by confidentiality obligation similar to that provided for in this clause. The disclosure of any confidential information by any staff or organization employed by any Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall bear legal liability for its violation hereof. This clause shall survive the termination hereof for whatever reason.

9.	Further Warranties

The Parties agree to promptly execute other documents and take further actions reasonably required for or favorable to the implementation of the provisions and purposes hereof.

10.	Miscellaneous

10.1	Amendment, revision and supplement

Any amendment, revision and supplement hereto shall be subject to a written agreement executed by the Parties.

10.2	Entire contract

Except for any written amendment, supplement or change hereto made after the execution hereof, this Agreement shall constitute the entire agreement among the Parties in respect of the subject matter hereof, and supersede all prior oral and written negotiation, statements and contracts reached by them with respect to the subject matter hereof.

10.3	Headings

The headings herein are for the convenience of reading only, and shall not be used for the interpretation or explanation of or in any other respect affecting the meaning of the provisions hereof.

10.4	Language

This Agreement is written in Chinese in multiple counterparts, each of which shall have the same legal force and effect.

10.5	Severability

Where any provision(s) hereof is/are determined by any laws or regulations to be void, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or damaged in any respect. The Parties shall endeavor through bona fide negotiation to replace such void, illegal or unenforceable provision(s) with valid provision(s) to the maximum extent permitted by laws and expected by the Parties, and the economic effects of such valid provision(s) shall be similar to that of such void, illegal or unenforceable provision(s).

10.6.	Transfer

Without the prior written consent of Party A, other parties shall not transfer any rights and/or obligations hereof to any third party. Party B and Party C agree that Party A has the right to unilaterally transfer any of its rights/obligations hereof to any third party without their consent, but shall notify other parties in writing.

10.7	Successor

This Agreement shall be binding upon and inure to the benefit of the respective successors of the Parties and the permitted assigns of such Parties.

10.8	Survival

10.8.1	Any obligation arising from this Agreement or becoming due prior to the expiry or early termination hereof shall survive the expiry or early termination hereof.

10.8.2	The provisions of Articles 5, 7, 8 hereof and this Article 10 shall survive the termination hereof.

10.9	Waiver

Any Party may waive any terms and conditions hereof, provided that such waiver shall be made in writing and executed by the Parties. The waiver by any Party under certain circumstances with respect to other Parties’ breach of contract shall not be deemed as waiver by such Party under other circumstances with respect to similar breach of contract.

—— The following is the signature page ——

Signature only on this page for Exclusive Call Option Agreement

Party A:

Beijing Sangu Maolu Information Technology Co., Ltd. (Seal)

Legal Representative: Mingyou LI

Party C:

Shenzhen Drive New Media Co., Ltd. (Seal)

Legal Representative: Mingyou LI

Signature only on this page for Exclusive Call Option Agreement

Party B:

Mingyou LI

/s/ Mingyou LI

Signature only on this page for Exclusive Call Option Agreement

Party B:

Xingyu DU

/s/ Xingyu DU